United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

April 11, 2007
(Date of Report)

LogSearch, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State of incorporation)	333-115053 (Commission File Number)	09-0420135 (IRS Employer Identification No.)

3632-13th Street S.W. Calgary, Alberta (Address of principal executive offices)	T2T 3R1 (Zip Code)

(403) 689-3901 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Background

As of March 21, 2007, LogSearch, Inc. (the “Registrant”), James Durward and Biao Tan entered into a stock purchase agreement (the “Stock Purchase Agreement”). There were no material relationships between the Registrant or its affiliates and any of the parties to the Stock Purchase Agreement, other than in respect of the Stock Purchase Agreement.

     Immediately prior to the closing of the Transaction, James Durward and Darryl Cozac served as the sole members of the board of directors of the Registrant (the “Board of Directors”). Pursuant to the terms and conditions set forth in the Stock Purchase Agreement, immediately following the closing of the Transaction, (1) the Buyer, was appointed to the Board of Directors, (2) Darryl Cozac resigned from the Board of Directors, and James Durward tendered an undated resignation from the Board of Directors, with the understanding that such resignation would be accepted at a future date, to be determined by the Buyer, after the closing of the Transaction.

Appointment of Biao Tan to the Board of Directors

     Pursuant to the terms and conditions set forth in the Stock Purchase Agreement, Biao Tan was appointed to the Board of Directors.

     Mr. Tan, born in September 1970, age 36, has been employed as a Human Resource Director by Jing Ying Zhi Mo Industry (Shenzhen) Company Limited from August 2005 until now, where he manage the company's human resource department. He was employed as a Human Resource manager by Jiangmen Dong Mei Electronics Industry Company Limited from 2003 until July 2005, where he also manage the company's human resource department.

Mr. Tan does not hold any other directorships with reporting companies in the United States. There are no family relationships between Mr. Tan and the directors, executive officers, or persons nominated or chosen by the Registrant to become directors or executive officers. During the last two years, there have been no transactions, or proposed transactions, to which the Registrant was or is to be a party, in which Mr. Tan (or any member of his immediate family) had or is to have a direct or indirect material interest.

Departure of James Durward as Director

     Pursuant to the terms and conditions set forth in the Stock Purchase Agreement, on April 11, 2007, the Board of Directors accepted the resignation of James Durward as a member of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2007	LogSearch, Inc.

/s/ Biao Tan
Biao Tan
Chairman of the Board &
Chief Executive Officer